Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2021 SECOND QUARTER FINANCIAL RESULTS

•	Fiscal 2021 second quarter revenue of $128.0 million increased approximately 42% year-over-year
•	Fiscal 2021 second quarter operating income of $8.7 million, a $16.4 million year-over-year improvement
•	Fiscal 2021 second quarter Adjusted EBITDA of $13.9 million, a $14.8 million year-over-year improvement
•	New OEM awards of over $400 million over the past three quarters; retail and aftermarket distribution expanded; Premium Audio Group picks up Onkyo, Pioneer, Pioneer Elite, and Integra brands
•	EyeLock awarded major healthcare program and pipeline continues to build
•	Company anticipates year-over-year growth and increased profitability in the second half of Fiscal 2021

ORLANDO, Fla., October 13, 2020 – VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced financial results for its Fiscal 2021 second quarter and six-months ended August 31, 2020.

Commenting on the Company’s results, Pat Lavelle, President and Chief Executive Officer of VOXX International Corporation stated, “We had a strong second quarter, both in terms of sales and profitability and our outlook looks promising. Premium audio product sales are growing and should increase significantly with expanded distribution, our new alliance with Onkyo and Pioneer, and new products coming to market. Our aftermarket Automotive business is growing due to the acquisitions we made, both of which are progressing well. During the quarter, we were awarded an additional $30 million in new OEM business, bringing the total to over $400 million in new business awarded over the past approximately three quarters. While near-term, the global car market remains challenged, with these new awards that range between three to five years, and some as long as ten years, we see the potential to double our automotive business in the next three years.”

Lavelle continued, “Interest in EyeLock products continues to intensify given the challenges with other modalities in light of the global pandemic. During the quarter, we were notified that we were awarded the healthcare program which we have previously spoken about. And, as part of the strategic process we began for EyeLock, we have a number of interested parties and are evaluating options to determine the best fit for VOXX and our shareholders. Overall, momentum is building, we are executing on our strategy, and our balance sheet remains strong. Barring any unforeseen events, the second half of Fiscal 2021 should generate significant top- and bottom-line improvements.”

Fiscal 2021 and Fiscal 2020 Second Quarter Financial Comparisons

Net sales in the Fiscal 2021 second quarter ended August 31, 2020 were $128.0 million, an increase of $37.8 million or 41.9%, as compared to $90.2 million in the Fiscal 2020 second quarter ended August 31, 2019.

•

Consumer Electronics segment net sales were $95.0 million as compared to $63.0 million, an increase of $32.0 million or 50.7%. Premium Audio product sales of $69.3 million increased by $31.2 million or 81.8%, as compared to $38.1 million, driven by higher sales of premium home theater systems, subwoofers, and the newly introduced premium wireless computer speaker systems, as well as expanded distribution and new product introductions. Other consumer electronics product sales of $25.7 million increased by $0.8 million or 3.1%, as compared to $24.9 million, due to higher demand for and sales of hook-up and Do It Yourself (“DIY”) products.

VOXX International Corporation Reports Fiscal 2021 Second Quarter Results

•

Automotive Electronics segment net sales were $32.6 million as compared to $26.8 million, an increase of $5.8 million or 21.6%. OEM product sales of $10.7 million declined by $1.1 million or 9.3%, primarily due to plant closures at several of the Company’s OEM customers and related volume of car sales. Aftermarket product sales of $21.9 million increased by $6.9 million or 45.8%, primarily driven by the Directed and Vehicle Safety Holdings Corp. (“VSHC”) acquisitions and an increase in remote start sales due to pent-up demand.

•	Biometrics segment sales of $0.3 million were essentially flat for the comparable periods, or up 3.5%.

The gross margin in the Fiscal 2021 second quarter was 29.7%, up 340 basis points compared to the prior fiscal year period. Driving the year-over-year increase was a 390-basis point gross margin improvement in the Consumer Electronics segment, while Automotive Electronics segment gross margins were relatively flat, down 20 basis points. While gross margin improved in the Biometrics segment, the impact was minimal based on volume.

Total operating expenses in the Fiscal 2021 second quarter were $29.4 million, as compared to $31.5 million in the comparable Fiscal 2020 period, an improvement of $2.1 million or 6.7%. Selling expenses increased by 4.2% primarily due to higher sales and related commissions and selling expenses associated with headcount related to the acquisitions. General and administrative expenses declined by 12.6% primarily due to lower salary, and trade and entertainment expenses, also offset by acquisition-related expenses. Engineering and technical support expenses declined by 5.0%, primarily due to the COVID-19 pandemic and partially offset by an increase in research and development and salary-related expenses associated with the acquisitions.

The Company reported operating income of $8.7 million in the Fiscal 2021 second quarter, as compared to an operating loss of $7.7 million in the comparable year-ago period, an improvement of $16.4 million. Net income attributable to VOXX International Corporation was $7.3 million in the Fiscal 2021 second quarter, as compared to a net loss attributable to VOXX International Corporation of $6.0 million in the Fiscal 2020 second quarter, an improvement of $13.3 million. On a per share basis, the Company reported basic and diluted income per share attributable to VOXX International Corporation of $0.30 in the Fiscal 2021 second quarter, as compared to a basic and diluted loss per share attributable to VOXX International Corporation of $0.24 in the Fiscal 2020 second quarter.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $13.5 million in the Fiscal 2021 second quarter, as compared to an EBITDA loss of $1.3 million in the Fiscal 2020 second quarter, an improvement of $14.9 million. Adjusted EBITDA in the Fiscal 2021 second quarter was $13.9 million, as compared to an Adjusted EBITDA loss of $0.9 million in the comparable year-ago period, an improvement of $14.8 million.

Fiscal 2021 and Fiscal 2020 Six-Month Financial Comparisons

Net sales in the first half of Fiscal 2021 ended August 31, 2020 were $200.0 million, an increase of $16.3 million or 8.9%, as compared to $183.7 million in the first half of Fiscal 2020 ended August 31, 2019.

•

Consumer Electronics segment net sales were $149.5 million as compared to $126.7 million, an increase of $22.8 million or 18.0%. Premium Audio product sales of $103.8 million increased by $29.0 million or 38.8%, as compared to $74.8 million. This growth was driven primarily by higher consumer demand, expanded distribution, increased market share, and the introduction of new products. Other consumer electronics product sales of $45.7 million decreased by $6.2 million or 11.9%, primarily due to the COVID-19 global pandemic, nationwide brick and mortar business closures, and fewer SKU’s carried compared to the prior fiscal year period.

•

Automotive Electronics segment net sales were $49.9 million as compared to $56.5 million, a decrease of $6.6 million or 11.6%. OEM product sales of $18.4 million declined by $8.4 million or 31.3% primarily due to the global pandemic, which led to several automotive manufacturing plant shutdowns, and timing of various OEM programs and the respective vehicle launch dates. Aftermarket product sales of $31.5 million increased by $1.8

VOXX International Corporation Reports Fiscal 2021 Second Quarter Results

million or 6.1% due to the recent acquisitions, partially offset by several retail and aftermarket car dealerships closing stores due to the impact of COVID-19.

•

Biometrics segment sales of $0.4 million increased by $0.1 million or 38.5%. Driving the increase were higher sales of the EXT outdoor perimeter access product, as well as an updated version of the Nano NXT perimeter access product, both of which launched in the second quarter of Fiscal 2020.

The gross margin in the Fiscal 2021 six-month period was 29.0%, up 190 basis points compared to the prior fiscal year period. Driving the year-over-year increase was a 260-basis point gross margin improvement in the Consumer Electronics segment, which offset a 200-basis point decline in the Automotive Electronics segment, primarily due to lower sales of higher margin OEM products and automotive manufacturing shut-downs which lowered absorption rates. Offsetting this impact in the Automotive Electronics segment were higher gross margins associated with the acquisitions.

Total operating expenses in the Fiscal 2021 six-month period were $57.2 million, as compared to $64.6 million in the comparable Fiscal 2020 period, an improvement of $7.4 million or 11.4%. Selling expenses declined by 6.2% primarily as a result of lower salaries and the elimination of all non-essential travel and lower trade expenses, offset by higher sales and related commissions, and additional selling expenses associated with headcount related to the acquisitions. General and administrative expenses declined by 13.3% due primarily to lower salary, trade and entertainment, and office expenses, as well as lower headcount, among other factors, offset by expenses associated with acquisitions, and higher compensation expenses from the resulting new subsidiaries. Engineering and technical support expenses declined by 14.5%. Note, the fiscal 2021 six-month period included operating expenses from DEI for the full six months, whereas VSM was acquired in July 2020.

For the Fiscal 2021 six-month period, the Company reported operating income of $0.8 million, as compared to an operating loss of $14.9 million in the comparable year-ago period, an improvement of $15.7 million. Net loss attributable to VOXX International Corporation was $0.9 million in the Fiscal 2021 six-month period, as compared to a net loss attributable to VOXX International Corporation of $7.1 million in the comparable year-ago period, an improvement of $6.2 million. On a per share basis, the Company reported a basic and diluted loss per share attributable to VOXX International Corporation of $0.04 in the Fiscal 2021 six-month period, as compared to a basic and diluted loss per share attributable to VOXX International Corporation of $0.29 in the Fiscal 2020 six-month period. Contributing to the net loss attributable to VOXX in the Fiscal 2021 six-month period was an income tax expense of $4.4 million, whereas the Fiscal 2020 six-month period included an income tax benefit of $1.5 million.

For the Fiscal 2021 six-month period, EBITDA was $10.3 million, as compared to an EBITDA loss of $1.5 million in the Fiscal 2020 six-month period, an improvement of $11.7 million. Adjusted EBITDA in the Fiscal 2021 six-month period was $10.5 million, as compared to an Adjusted EBITDA loss of $1.9 million in the comparable year-ago period, an improvement of $12.4 million.

Balance Sheet Update

As of August 31, 2020, the Company had cash and cash equivalents of $45.9 million, as compared to cash and cash equivalents of $37.4 million as of February 29, 2020. As of August 31, 2020, long-term debt, net of debt issuance costs was $26.3 million, as compared to $6.1 million as of February 29, 2020. The increase in total long-term debt was primarily related to $20.3 million outstanding on the Company’s domestic Credit Facility as of August 31, 2020.

As a precautionary measure to ensure financial flexibility and maintain maximum liquidity, given the uncertainty surrounding the COVID-19 global pandemic, in April 2020 the Company borrowed $20.0 million from its Credit Facility in the U.S., and on June 11, 2020, amended the Credit Facility to extend its maturity date. The Company has sufficient cash

VOXX International Corporation Reports Fiscal 2021 Second Quarter Results

on hand and access to capital to meet all of its working capital needs and will evaluate the appropriate time to pay back the $20.0 million as it currently is in its heaviest buying season.

Acquisition of Directed LLC and Directed Electronics Canada, Inc.

On July 2, 2020, the Company completed its acquisition of certain assets and liabilities, which comprised the aftermarket vehicle remote start and security systems and connected car solutions (telematics) business, from Directed LLC and Directed Electronics Canada, Inc. (“Directed”), resulting in newly formed subsidiaries VOXX DEI LLC and VOXX DEI Canada LLC. This transaction was done via an asset purchase agreement and the acquired assets included inventory, accounts receivable, certain fixed assets, IT systems, and intellectual property. The cash purchase price was $11.0 million. Note, the acquisition of certain assets and liabilities of Vehicle Safety Holdings Corp. closed on January 31, 2020, which was during the Company’s Fiscal 2020 fourth quarter, resulting in the newly formed subsidiary VSM-Rostra LLC (“VSM”).

Conference Call and Webcast Information

VOXX International will be hosting its conference call on Wednesday, October 14, 2020 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 8549988). A replay will be available on the Company’s website approximately one hour after the completion of the call.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, as well as investment gains and life insurance proceeds. Depreciation, amortization, and stock-based compensation are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA, and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and Diluted Adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers,

VOXX International Corporation Reports Fiscal 2021 Second Quarter Results

mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 29, 2020 and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor & Media Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	August 31, 2020	February 29, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,889	$37,425
Accounts receivable, net	104,613	69,714
Inventory	126,407	99,110
Receivables from vendors	567	230
Prepaid expenses and other current assets	14,294	10,885
Income tax receivable	443	456
Total current assets	292,213	217,820
Investment securities	1,838	2,282
Equity investment	22,305	21,924
Property, plant and equipment, net	52,846	51,424
Operating lease, right of use asset	4,990	3,143
Goodwill	58,383	55,000
Intangible assets, net	94,350	88,288
Deferred income tax assets	56	52
Other assets	1,524	1,638
Total assets	$528,505	$441,571
Liabilities, Redeemable Equity, and Stockholders' Equity
Current liabilities:
Accounts payable	$58,376	$22,096
Accrued expenses and other current liabilities	45,743	34,046
Income taxes payable	2,424	1,523
Accrued sales incentives	17,543	12,250
Contract liabilities, current	4,486	—
Current portion of long-term debt	959	1,107
Total current liabilities	129,531	71,022
Long-term debt, net of debt issuance costs	26,319	6,099
Finance lease liabilities, less current portion	490	720
Operating lease liabilities, less current portion	3,996	2,391
Contract liabilities, less current portion	1,070	—
Deferred compensation	1,838	2,282
Deferred income tax liabilities	6,786	3,828
Other tax liabilities	1,094	1,225
Other long-term liabilities	6,130	3,294
Total liabilities	177,254	90,861
Commitments and contingencies
Redeemable equity	2,767	2,481
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,406,194 and 24,306,194 shares issued and 21,656,976 and 21,556,976 shares outstanding at August 31, 2020 and February 29, 2020, respectively	245	244
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both August 31, 2020 and February 29, 2020	22	22
Paid-in capital	299,339	299,228
Retained earnings	121,207	122,139
Accumulated other comprehensive loss	(16,076)	(19,055)
Less: Treasury stock, at cost, 2,749,218 shares of Class A Common Stock at both August 31, 2020 and February 29, 2020	(23,918)	(23,918)
Less: Redeemable equity	(2,767)	(2,481)
Total VOXX International Corporation stockholders' equity	378,052	376,179
Non-controlling interest	(29,568)	(27,950)
Total stockholders' equity	348,484	348,229
Total liabilities, redeemable equity, and stockholders' equity	$528,505	$441,571

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended August 31,		Six months ended August 31,
	2020	2019	2020	2019
Net sales	$128,032	$90,246	$200,019	$183,700
Cost of sales	89,956	66,477	141,968	133,922
Gross profit	38,076	23,769	58,051	49,778
Operating expenses:
Selling	9,067	8,701	17,429	18,582
General and administrative	15,545	17,782	30,540	35,207
Engineering and technical support	4,781	5,035	9,266	10,842
Total operating expenses	29,393	31,518	57,235	64,631
Operating income (loss)	8,683	(7,749)	816	(14,853)
Other (expense) income:
Interest and bank charges	(1,010)	(887)	(1,863)	(1,884)
Equity in income of equity investee	1,883	1,265	2,745	2,705
Investment gain	—	775	—	775
Other, net	(392)	547	142	2,191
Total other income, net	481	1,700	1,024	3,787
Income (loss) before income taxes	9,164	(6,049)	1,840	(11,066)
Income tax expense (benefit)	2,609	1,115	4,390	(1,530)
Net income (loss)	6,555	(7,164)	(2,550)	(9,536)
Less: net loss attributable to non-controlling interest	(785)	(1,200)	(1,618)	(2,424)
Net income (loss) attributable to VOXX International Corporation	$7,340	$(5,964)	$(932)	$(7,112)
Other comprehensive income (loss):
Foreign currency translation adjustments	3,025	(215)	3,529	(1,026)
Derivatives designated for hedging	(294)	(177)	(471)	(284)
Pension plan adjustments	(65)	9	(79)	23
Other comprehensive income (loss), net of tax	2,666	(383)	2,979	(1,287)
Comprehensive income (loss) attributable to VOXX International Corporation	$10,006	$(6,347)	$2,047	$(8,399)
Income (loss) per share - basic: Attributable to VOXX International Corporation	$0.30	$(0.24)	$(0.04)	$(0.29)
Income (loss) per share - diluted: Attributable to VOXX International Corporation	$0.30	$(0.24)	$(0.04)	$(0.29)
Weighted-average common shares outstanding (basic)	24,224,478	24,481,477	24,223,935	24,457,482
Weighted-average common shares outstanding (diluted)	24,552,064	24,481,477	24,223,935	24,457,482

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA, and Diluted Adjusted EBITDA per Common Share

	Three months ended August 31,		Six months ended August 31,
	2020	2019	2020	2019
Net income (loss) attributable to VOXX International Corporation	$7,340	$(5,964)	$(932)	$(7,112)
Adjustments:
Interest expense and bank charges (1)	867	766	1,582	1,644
Depreciation and amortization (1)	2,715	2,757	5,224	5,517
Income tax expense (benefit)	2,609	1,115	4,390	(1,530)
EBITDA	13,531	(1,326)	10,264	(1,481)
Stock-based compensation	335	1,186	686	1,345
Investment gain	—	(775)	—	(775)
Life insurance proceeds	24	—	(420)	(1,000)
Adjusted EBITDA	$13,890	$(915)	$10,530	$(1,911)
Diluted income (loss) per common share attributable to VOXX International Corporation	$0.30	$(0.24)	$(0.04)	$(0.29)
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$0.57	$(0.04)	$0.43	$(0.08)

(1)

For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.